                                                                     EXHIBIT 3.6

                             ARTICLES SUPPLEMENTARY

                 SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
                                       of
                           KILROY REALTY CORPORATION
                         _____________________________

          Kilroy Realty Corporation, a Maryland corporation (the "Company") having its principal office in the State of Maryland located at c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 E. Lombard Street, Baltimore, City Maryland 21202 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

          FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board of Directors") by Article IV of the Articles of Amendment and Restatement of the Company filed with the Department on January 21, 1997, as supplemented (the "Charter") and Section 2-105(a)(9) of the Maryland General Corporation Law (the "MGCL"), the Board of Directors, by resolutions duly adopted on October 2, 1998 has classified 400,000 shares of the authorized but unissued Preferred Stock, par value $.01 per share, of the Company ("Preferred Stock") as a separate class of Preferred Stock designated as "Class B Junior Participating Preferred Stock", set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock, as set forth in Article Second of these Articles Supplementary, and authorized the issuance of up to 400,000 shares of Class B Junior Participating Preferred Stock.

          SECOND: The class of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications, terms and conditions of redemption and other terms and conditions (which, upon any restatement of the Charter, may be made a part of Article IV, with any necessary or appropriate changes to the enumeration or lettering of the provisions hereof):

          Section 1.  Designation and Amount.  The shares of such class shall be
                      ----------------------
designated as "Class B Junior Participating Preferred Stock" (the "Class B Preferred Stock") and the number of shares constituting the Class B Preferred Stock shall be four hundred thousand (400,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Class B Preferred Stock.

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          Section 2.  Dividends and Distributions.
                      ---------------------------

          Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Company ranking prior and superior to the Class B Preferred Stock with respect to dividends, the holders of shares of Class B Preferred Stock, in preference to the holders of common stock, par value $.01 per share (the "Common Stock"), of the Company, and of any other stock ranking junior to the Class B Preferred Stock, shall be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class B Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Class B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          The Company shall declare a dividend or distribution on the Class B Preferred Stock as provided above in this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Class B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          Dividends shall begin to accrue and be cumulative on outstanding shares of Class B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend

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Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Class B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Class B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          Section 3.  Voting Rights.  The holders of shares of Class B Preferred
                      -------------
Stock shall have the following voting rights:

          Subject to the provision for adjustment hereinafter set forth, each share of Class B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company having general voting rights. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Except as otherwise provided herein or in any other Articles Supplementary creating a class or series of Preferred Stock or any similar stock, the holders of shares of Class B Preferred Stock and the holders of shares of Common Stock and any other shares of stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company having general voting rights.

          Except as set forth herein, or as otherwise provided by law, holders of Class B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.
                      --------------------

          Whenever quarterly dividends or other dividends or distributions payable on the Class B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Class B Preferred Stock outstanding shall have been paid in full, the Company shall not:

          declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Stock;

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          declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Preferred Stock, except dividends paid ratably on the Class B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          except pursuant to the provisions of the Charter providing for limitations or restrictions on ownership of stock of the Company which are, expressly or by implication, to protect the status of the Company as a Real Estate Investment Trust under the Internal Revenue Code, redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Class B Preferred Stock; or

          redeem or purchase or otherwise acquire for consideration any shares of Class B Preferred Stock, or any shares of stock ranking on a parity with the Class B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, and except pursuant to the provisions of the Charter providing for limitations or restrictions on ownership of stock of the Company which are, expressly or by implication, to protect the status of the Company as a Real Estate Investment Trust under the Internal Revenue Code.

          The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under the provisions set forth above in Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any shares of Class B Preferred Stock
                      -----------------
purchased or otherwise acquired by the Company in any manner whatsoever shall become authorized but unissued shares of Preferred Stock, without further designation, and may be reissued as part of a new class or series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Charter, or in any other Articles Supplementary creating a class or series of Preferred Stock or any similar stock or as otherwise required by law.

          Section 6.  Liquidation, Dissolution or Winding Up.   Upon any
                      --------------------------------------
liquidation, dissolution or winding up of the Company, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Stock unless, prior thereto, the holders of shares of Class B Preferred Stock shall have received an amount per share (the "Series B Liquidation Preference") equal to $1,000 per share, plus an amount equal to accrued and unpaid

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dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Class B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Preferred Stock, except distributions made ratably on the Class B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Class B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

          In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Class B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Class B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

          Neither the merger or consolidation of the Company into or with another company nor the merger or consolidation of any other company into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

          Section 7.  Consolidation, Merger, etc.  In case the Company shall
                      --------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Class B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Class B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the

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number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8.  No Redemption.  Except pursuant to the provisions of the
                      -------------
Charter providing for limitations or restrictions on ownership of stock of the Company which are, expressly or by implication, to protect the status of the Company as a Real Estate Investment Trust under the Internal Revenue Code, the shares of Class B Preferred Stock shall not be redeemable by the Company.

          Section 9.  Rank.  The Class B Preferred Stock shall rank, with
                      ----
respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all other classes and series of the Company's Preferred Stock, except to the extent that any such other classes or series specifically provides that it shall rank on a parity with or junior to the Class B Preferred Stock.

          Section 10.  Amendment.  At any time any shares of Class B Preferred
                       ---------
Stock are outstanding, the Charter of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Class B Preferred Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Preferred Stock, voting separately as a single class.

          Section 11.  Fractional Shares.  Class B Preferred Stock may be issued
                       -----------------
in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class B Preferred Stock.

          Section 12.  Restrictions on Transfer, Acquisition and Redemption of
                       -------------------------------------------------------
Shares.
------

                  (A) Definitions. For the purposes of this Section 12 of these
                      -----------
Articles Supplementary, the following terms shall have the following meanings:

              "Beneficial Ownership" shall mean ownership of Class B Preferred Stock by a Person (whether the interest in Class B Preferred Stock is held directly or indirectly, including by a nominee) who is or would be treated as an owner of such Class B Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

              "Beneficial Ownership Limit" shall mean 7.0% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Class B Preferred Stock of the Company.

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               "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 12(C)(6) of these Articles Supplementary, each of which shall be an organization described in
          Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

               "Constructive Ownership" shall mean ownership of Class B Preferred Stock by a Person (whether the interest in Class B Preferred Stock is held directly or indirectly, including by a nominee) who is or would be treated as an owner of such Class B Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

               "Constructive Ownership Limit" shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Class B Preferred Stock of the Company.

               "IRS" means the United States Internal Revenue Service.

               "Market Price" shall mean the last reported sales price of the Class B Preferred Stock reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if the Class B Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Class B Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Class B Preferred Stock may be traded, or if the Class B Preferred Stock is not then traded over any exchange or quotation system, then the fair market value of the Class B Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Company.

               "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted.

               "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Class B Preferred Stock provided that the ownership of such shares of Class B Preferred Stock by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

               "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 12(B)(2) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Class B Preferred Stock on behalf of another Person, who is the beneficial transferee or owner of such shares, in which case such Person shall be the Purported Beneficial Transferee.

               "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 12(B)(2) of these Articles Supplementary, the Person who would have been the record holder of the shares of Class B Preferred Stock if such Transfer had been valid under Section 12(B)(1) of these Articles Supplementary.

               "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code, and, for purposes of taxation of the Company under applicable state law, analogous provisions of the law of such state.

               "Restriction Termination Date" shall mean the first day after the date hereof on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

               "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Class B Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Class B Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class B Preferred Stock, whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Class B Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

               "Trust" shall mean each of the trusts provided for in Section 12(C) of these Articles Supplementary.

               "Trustee" shall mean any Person, unaffiliated with the Company, a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

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    (B) Restriction on Ownership and Transfers.
        --------------------------------------

        (1) Prior to the Restriction Termination Date:

            (a) except as provided in Section 12(I) of these Articles Supplementary, no Person shall Beneficially Own shares of Class B Preferred Stock in excess of the Beneficial Ownership Limit;

            (b) except as provided in Section 12(I) of these Articles Supplementary, no Person shall Constructively Own shares of Class B Preferred Stock in excess of the Constructive Ownership Limit;

            (c) no Person shall Beneficially Own or Constructively Own shares of Class B Preferred Stock which, taking into account any other capital stock of the Company Beneficially Owned or Constructively Owned by such Person, would result in the Company being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including but not limited to Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more partnerships) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

        (2) If, prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange ("NYSE")) or other event occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Class B Preferred Stock in violation of Section 12(B)(1) of these Articles Supplementary, (1) then that number of shares of Class B Preferred Stock that otherwise would cause such Person to violate Section 12(B)(1) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 12(C), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Person shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially Owning or Constructively Owning shares of Class B Preferred Stock in violation of Section 12(B)(1) of these Articles Supplementary, then the Transfer of that number of shares of Class B Preferred Stock that otherwise would cause any Person to violate Section 12(b)(1) shall be void ab initio, and such Person shall have no rights in such shares.

        (3) Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Class B Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the capital stock of the Company being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Class B Preferred Stock.

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    (C) Transfers of Class B Preferred Stock in Trust.
        ---------------------------------------------

        (1) Upon any purported Transfer or other event described in Section 12(B)(2) of these Articles Supplementary, then that number of shares of Class B Preferred Stock that otherwise would cause a violation of Section 12(B)(1) (rounded up to the nearest whole share) shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 12(B)(2). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee, or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 12(C)(6) of these Articles Supplementary.

        (2) Class B Preferred Stock held by the Trustee shall be issued and outstanding Class B Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Class B Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Class B Preferred Stock held in the Trust.

        (3) The Trustee shall have all voting rights and rights to dividends with respect to Class B Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Company that shares of Class B Preferred Stock have been transferred to the Trustee shall be paid by the recipient thereof to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Class B Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Class B Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Class B Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Class B Preferred Stock prior to the discovery by the Company that the Class B Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Class B Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

        (4) Within 20 days of receiving notice from the Company that shares of Class B Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of

Class B Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Class B Preferred Stock will not violate the ownership limitations set forth in Section 12(B)(1). Upon such sale, the interest of the Charitable Beneficiary in the shares of Class B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 12(C)(4). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee or the Purported Beneficial Transferee for the shares of Class B Preferred Stock in the transaction that resulted in such transfer to the Trust or, to the extent that neither the Purported Record Transferee nor the Purported Beneficial Transferee gave fair value for such shares of Class B Preferred Stock, the Market Price of such shares of Class B Preferred Stock on the day of the event which resulted in the transfer of the shares of Class B Preferred Stock to the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Class B Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Class B Preferred Stock have been transferred to the Trustee, such shares of Class B Preferred Stock are sold by a Purported Record Transferee then
(i) such shares of Class B Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee or the Purported Beneficial Transferee received an amount for such shares of Class B Preferred Stock that exceeds the amount that such Purported Record Transferee or the Purported Beneficial Transferee was entitled to receive pursuant to this Section 12(C)(4), such excess shall be paid to the Trustee upon demand.

        (5) Class B Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee or the Purported Beneficial Transferee for the shares of Class B Preferred Stock in the transaction that resulted in such transfer to the Trust or, if neither the Purported Record Transferee or the Purported Beneficial Transferee gave value for the Market Price of such shares of Class B Preferred Stock on the day of the event which resulted in the transfer of such shares of Class B Preferred Stock to the Trust, and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of Class B Preferred Stock held in the Trust pursuant to Section 12(C)(4). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Class B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Class B Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

        (6) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Class B Preferred Stock held in the Trust would not violate the restrictions set forth in Section 12(B)(1) in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

    (D) Remedies For Breach. If the Board of Directors or a committee thereof
        -------------------
(or other designees if permitted under the MGCL) shall at any time determine in good faith that a Transfer or other event has taken place in violation of
Section 12(B) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Class B Preferred Stock of the Company in violation of Section 12(B) of these Articles Supplementary, the Board of Directors or a committee thereof (or other designees if permitted under the MGCL) shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Class B Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 12(B)(1) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 12(B)(2) and any Transfer in violation of Section 12(B)(3) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

    (E)  Notice of Restricted Transfer.  Any Person who acquires or attempts to
         -----------------------------
acquire shares of Class B Preferred Stock in violation of Section 12(B) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee or Purported Record Transferee such that an automatic transfer to a Trust results under Section 12(B)(2) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company's status as a REIT.

    (F)  Owners Required To Provide Information.  Prior to the Restriction
         --------------------------------------
Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Class B Preferred Stock and each Person (including the shareholder of record) who is holding Class B Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company's status as a REIT.

    (G) Remedies Not Limited. Nothing contained in these Articles Supplementary
        --------------------
(but subject to Section 12(M) of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders by preservation of the Company's status as a REIT.

    (H)  Ambiguity. In the case of an ambiguity in the application of any of the
         ---------
provisions of this Section 12 of these Articles Supplementary, including any definition contained in Section 12(A), the Board of Directors shall have the power to determine the application of the provisions of this Section 12 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 12(M) of these Articles Supplementary). In the event
Section 12 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 12. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 12(B)) acquired Beneficial or Constructive Ownership of Class B Preferred Stock in violation of Section 12(B)(1), such remedies
(as applicable) shall apply first to the shares of Class B Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Class B Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Class B Preferred Stock based upon the relative number of the shares of Class B Preferred Stock held by each such Person.

    (I)  Exceptions.
         ----------

        (1) Subject to Section 12(B)(1)(c), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning Class B Preferred Stock in excess of the Beneficial Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Class B Preferred Stock will violate the Beneficial Ownership Limit or that any such violation will not cause the Company to fail to qualify as a REIT under the Code, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in Section 12(B) of these Articles Supplementary) or attempted violation will result in such Class B Preferred Stock being transferred to a Trust in accordance with Section 12(B)(2) of these Articles Supplementary.

        (2) Subject to Section 12(B)(1)(c), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Class B Preferred Stock in excess of the Constructive Ownership Limit if such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or Constructively more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Company obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such Class B Preferred Stock being transferred to a Trust in accordance with Section 12(B)(2) of these Articles Supplementary. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 12(I)(2) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Class B Preferred Stock in excess of the Ownership Limit if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code and analogous provisions of applicable state law) of the Company in any taxable year, after taking into account the effect of this sentence with respect to all other Class B Preferred Stock to which this sentence applies.

        (3) Prior to granting any exception pursuant to Sections 12(I)(1) or (2) of these Articles Supplementary, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of

Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT.

    (J) Preemptive Rights. No holder of shares of Class B Preferred Stock shall
        -----------------
have any preemptive or preferential right to subscribe or to purchase any additional shares of any class, or any bonds or convertible securities of any nature.

    (K)  Legend.  Each certificate for Class B Preferred Stock shall bear
         ------
substantially the following legends:

                                 Class of Stock
                                 --------------

    "THE COMPANY IS AUTHORIZED TO ISSUE STOCK OF MORE THAN ONE CLASS, CONSISTING
     OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE COMPANY WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS AND SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH CLASS OR SERIES TO THE EXTENT SET, AND (II) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE COMPANY (THE "CHARTER"), A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO
     EACH STOCKHOLDER WHO SO REQUESTS.    REQUESTS FOR SUCH WRITTEN STATEMENT
     MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.

                     Restriction on Ownership and Transfer
                     -------------------------------------

     THE SHARES OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK (THE "CLASS B PREFERRED STOCK") REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND

     CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE CLASS B PREFERRED STOCK, (I) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE COMPANY'S CLASS B PREFERRED STOCK IN EXCESS OF 7.0% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CLASS B PREFERRED STOCK OF THE COMPANY; (II) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE COMPANY'S CLASS B PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CLASS B PREFERRED STOCK OF THE COMPANY;
     (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CLASS B PREFERRED STOCK THAT WOULD RESULT IN THE COMPANY BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER CLASS B PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN CLASS B PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN CLASS B PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE CLASS B PREFERRED STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE CLASS B PREFERRED STOCK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CLASS B PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY

     BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE."

     Instead of the foregoing legend, the share certificate may state that the Company will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

     (L) Severability. If any provision of this Section 12 or any application of
         ------------
any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

    (M)  NYSE.  Nothing in this Section 12 shall preclude the settlement of any
         ----
transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Section 12 and any transferee in such a transaction shall be subject to all the provisions and limitations of this Section 12.

     (N) Applicability of Section 12. The provisions set forth herein under
         ---------------------------
Section 12 shall apply to the Class B Preferred Stock notwithstanding any contrary provisions of the Class B Preferred Stock provided for elsewhere in these Articles Supplementary.

          Section 13.  No Conversion Rights.  The holders of the Class B
                       --------------------
Preferred Stock shall not have any rights to convert such shares into shares of any class or series of stock of the Company or to any other securities of, or interest in, the Company.

          Section 14.  No Sinking Fund.  No sinking fund shall be established
                       ---------------
for the retirement or redemption of the Class B Preferred Stock.

          Section 15.  No Preemptive Rights.  No holder of shares of Class B
                       --------------------
Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Company of any class or series, or any other security of the Company which the Company may issue or sell.

          THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

          FOURTH: The undersigned Executive Vice President and Chief Operating Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters of fact required to be verified under oath, the undersigned President acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

                           (Signature Page Follows.)

          IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its President, and attested to by its Secretary, on this 2nd day of October, 1998.

                                   KILROY REALTY CORPORATION

                                   By: /s/ Jeffrey C. Hawken
                                      ---------------------------------
                                        Jeffrey C. Hawken
                                        Executive Vice President
                                        and Chief Operating Officer
[SEAL]

ATTEST:


/s/ Tyler H. Rose
------------------------------
Tyler H. Rose
Assistant Secretary